UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K
______________________

Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2012 (December 4, 2012)

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of Principal Executive Offices) (Zip Code)

(650) 494-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement

On December 4, 2012, the Board of Directors (the "Board") of Essex Property Trust, Inc. ("Essex" or the "Company") approved an amendment (the “Third Amendment”) to the Second Amended and Restated Agreement of Limited Partnership, as amended, (the “Partnership Agreement”) of Essex Portfolio, L.P. (the “Partnership”), as to which the Company is the general partner.

The Third Amendment relates to Series Z-1 Incentive Units (“Z Units”) of the Partnership, which units have been issued to executive officers and other employees of the Company as part of the Company’s compensation program.  The Third Amendment revises various provisions of the Partnership Agreement in order to reduce the phantom income allocated to holders of Z Units.  The Third Amendment also sets forth that the Compensation Committee of the Board  may provide, with respect to Z Units, for accelerating the vesting of Z Units that are unvested at the time of a change in control of the Company (i) if such Z Units are not assumed or substituted in connection with such change in control or (ii) in the event the Z Units are assumed or substituted and a holder of Z Units or substituted units experiences an involuntary termination within a specified period after the change in control.

The foregoing description of certain terms of the Third Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Third  Amendment, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure set forth above under item 1.01, which disclosure describes certain compensatory arrangements of executive officers and other employees of the Company, is incorporated by reference under this item.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., as amended, dated December 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Essex Property Trust, Inc.

/s/ Michael T. Dance
Name: Michael T. Dance
Title: Executive Vice President and Chief Financial Officer

Date:     December 10, 2012